EXHIBIT 10.3

ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”) is entered into on June 20, 2024, by and between ARMOUR Residential REIT, Inc. (“Company” or “ARR”), and Jeffrey Zimmer (“Advisor”), executed and effective as of March 15, 2024 (the “Effective Date”).

1. GENERAL INFORMATION

Company desires to retain Advisor as an independent contractor to perform advisory services for the Board of Directors of Company from time to time and Advisor is willing to perform such services, on terms set forth more fully below beginning on the Effective Date.

2. SERVICES AND COMPENSATION

(a) Services: Advisor shall provide the following services: Advisory services to the Board of Directors of Company, within such parameters as set forth on Addendum A attached hereto (collectively the “Services”). In this capacity, Advisor shall be an ex-officio, non-voting special advisor to the Board.

(b) Compensation: In consideration for the Services, the Phantom Shares granted to Advisor by Company on February 14, 2023 shall continue to vest during the period that Advisor provides the Services. Advisor waives any right to additional compensation with respect to the Services. For the avoidance of doubt, the Phantom Shares shall fully vest upon Advisor’s death or Disability, as set forth in Section 2(f) of the Phantom Share Award Agreement.

(c) Benefits: Advisor acknowledges and agrees, and it is the intent of the parties hereto, that Advisor receives no benefits from Company, either as an independent contractor or employee. If Advisor is reclassified by a state or federal agency or court as an employee for tax or other purposes, Advisor will become a non-benefit employee and will receive no benefits from Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of Company in effect at the time of such reclassification Advisor would otherwise be eligible for such benefits.

3. INDEPENDENT CONTRACTOR STATUS; NO FIDUCIARY

It is expressly agreed and understood that Advisor will be performing Services under this Agreement as an independent contractor for Company and that neither Advisor nor any employee, representative, agent or subcontractor of Advisor is an employee or agent of Company. Advisor shall not hold out himself as an employee, agent, representative, partner or joint venturer of Company. Company and Advisor acknowledge and agree that Advisor has not assumed and will not assume any fiduciary responsibility in favor of Company or any of its respective subsidiaries or other affiliates with respect to the Services or under this Agreement. This Agreement does not address any fiduciary duties that Advisor may have to Company or any of its respective subsidiaries or other affiliates in any other capacity or with respect to any other services other than as an Advisor performing the Services. Advisor will perform the Services at a location of his choice, will set his own schedule for performing the Services (subject to interim and final deadlines for the delivery of work product as may from time to time be stated by Company), and will not be subject to the direction or control of Company in conjunction with his performance of the Services (subject to specifications to be stated by Company from time to time relating to the end work product). Advisor will be solely responsible for all withholding and payment of taxes and similar charges related to the compensation paid hereunder, as well as any applicable insurance, including, but not limited to, any worker’s compensation. Company will report all payments to Advisor hereunder via a Form 1099.

4. LIMITATION OF LIABILITY

Subject to Section 5, Company’s liability to Advisor for the Services is expressly limited to paying Advisor the compensation provided for in this Agreement. Subject to Section 5, except as arising from Company’s willful breach of this Agreement or willful misconduct by Company, Company will not be liable to Advisor for any special, consequential, incidental or punitive damages of any kind under or related to this Agreement, whether arising in contract, tort or otherwise, and whether or not Company had knowledge of the possibility of any such damages.

5. NO THIRD PARTY VIOLATION; INDEMNITY

Advisor represents and warrants that his performance of the Services and the delivery of all work product rendered pursuant to this Agreement will not violate any legal or contractual obligation that Advisor has to any third party (including, but not limited to, copyright, trademark and patent rights), and that Advisor has the absolute right to generate and distribute, for Company’s commercial use, any and all work product rendered pursuant to this Agreement. Company hereby agrees to indemnify, defend and hold harmless Advisor from any and all claims by any third parties arising from or in respect of any acts or omissions, errors of judgment or mistakes of law (or any alleged acts or omissions, errors of judgment or mistakes of law) performed or made while acting in the capacity contemplated under this Agreement and that is related to the Services. Notwithstanding the foregoing, Company shall have no indemnification obligation under this Section 5 in the event that Advisor is ultimately found to have been grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging his duties under this Agreement. Advisor hereby agrees to indemnify, defend and hold harmless Company and its affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any affiliates thereof, from any and all claims by any third parties arising from or in respect of any acts or omissions, errors of judgment or mistakes of law (or any alleged acts or omissions, errors of judgment or mistakes of law) performed or made while acting in the capacity contemplated under this Agreement that is related to the Services wherein Advisor is ultimately found to have been grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging his duties under this Agreement. The Company has added Advisor as an “Insured Person” under the Company’s existing D&O insurance policy, policy number USFO4745423, pursuant to Endorsement Number 42. All other terms, conditions and limitations therein remain unchanged.

6. CONFLICTING OBLIGATIONS; NO INSIDER TRADING

(a) Advisor certifies that Advisor has no outstanding agreement or obligation that would preclude Advisor from complying with the provisions hereof, and further certifies that Advisor will not enter into any such conflicting Agreement during the term of this Agreement.

(b) Advisor is aware of the restrictions imposed by federal securities laws on the purchase or sale of Company’s securities by any person who has received material non-public information from or on behalf of Company and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell Company’s securities while in possession of such information. Advisor agrees to comply with these restrictions. Advisor agrees to continue to be bound by the terms of Company’s insider trading policy, as amended from time to time (the “Policy”), as though an officer of Company subject to such Policy, during the period of this Agreement and for any period thereafter contemplated by the Policy.

7. CONFIDENTIALITY OBLIGATIONS OF ADVISOR

Advisor acknowledges that in rendering Services to Company, Advisor will receive information that Company regards as confidential (“Confidential Information”). Confidential Information incorporates information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (a) information or material which relates to inventions, technological developments, “know-how”, purchasing, accounting, merchandising, or licensing, (b) trade secrets as defined under applicable law, (c) software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data, and customer information, and (d) any information regarding customers, pricing, employees or other matter of the type which Company treats as proprietary or designates as confidential, whether or not owned or developed by Company. Advisor agrees to receive and hold Confidential Information with no less than a commercially reasonable degree of care, not to disclose Confidential Information (other than as required to perform Advisor’s duties under this Agreement), and not to use any Confidential Information for the personal benefit of Advisor or any third party. Advisor’s obligations under this paragraph 7 shall survive and continue with respect to each item of Confidential Information after the termination of this Agreement.

8. EQUITABLE RELIEF

Advisor hereby acknowledges that a breach by Advisor of any of the provisions of this Agreement relating to Confidential Information or Company proprietary information will cause Company irreparable injury and damage for which remedies at law would be inadequate. Therefore, Advisor hereby agrees that Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach or threatened breach of this Agreement, or any part of it, and to secure its performance.

9. TERMINATION

This Agreement shall remain in effect unless and until it is terminated as set forth herein. This Agreement may be terminated by either party immediately upon written notice to the other party. Upon termination or expiration of this Agreement, Advisor shall promptly deliver all work product performed pursuant to this Agreement, whether or not it is completed, and shall promptly comply with any provisions of this Agreement regarding the return of Confidential Information. Notwithstanding any termination of this Agreement, the provisions of paragraphs 4, 5, 6, 7, 8, 9, 10, and 11 will survive.

10. RETURN OF MATERIALS

Advisor shall deliver to Company promptly upon request, or on the date of termination, any and all Confidential Information, and copies or summaries thereof.

11. GENERAL PROVISIONS

(a) This Agreement, together with any exhibits hereto, represents the full and complete understanding between Advisor and Company and supersedes all prior representations and understandings with respect to the subject matter hereof, oral or written.

(b) All obligations under this Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives, and all successors and permitted assigns of Advisor, and this Agreement shall inure to the benefit of Company, its successors, and assigns.

(c) This Agreement may not be amended or modified, in whole or in part, except by a written agreement signed by the parties that expressly amends, terminates or supersedes this Agreement.

(d) Advisor may not assign this Agreement or any right or obligation hereunder or delegate any of its duties hereunder, whether by operation of law or otherwise, without Company’s prior written consent, which Company may withhold in its sole discretion. Any and all assignments or delegations without such prior written consent shall be deemed void.

(e) If one or more provisions of this Agreement are declared invalid, illegal, or unenforceable in any respect, the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) In the event of any litigation in connection with, or concerning the subject matter of, this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees, costs and expenses actually incurred in connection with such litigation.

(g) This Agreement shall be governed by the laws of the State of Maryland without regards to its conflicts of laws principles. Notwithstanding the preceding sentence, each party will be entitled to seek and obtain equitable relief, by order, injunction or otherwise, to enforce its rights under this Agreement in any jurisdiction.

(h) Notices given under this Agreement shall be in writing and shall be addressed to a party at the address of such party designated below or at such other address as a party may designate in a notice provided in accordance with the foregoing. Any such notice shall be deemed given upon actual receipt, on the fourth business day following deposit in the U.S. Mail, registered and postage prepaid, on the next business day following delivery to an internationally recognized express courier, expenses prepaid, for delivery from and within the United States, or on the second business day following delivery to an internationally recognized express courier, expenses prepaid, for delivery from or outside the United States. Notices delivered electronically or by facsimile will be deemed given upon receipt of delivery confirmation.

(i) This Agreement may be executed in counterparts, each of which will be considered an original and all of which together shall constitute one instrument. Facsimile or electronic signatures will have the same effect as original signatures on this Agreement and otherwise in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date designated above.

Jeffrey Zimmer ARMOUR Residential REIT, Inc.

By: /s/ Scott J. Ulm
By: /s/ Jeffrey Zimmer Name: Scott J. Ulm___________
Title: Chief Executive Officer

ADDENDUM A

Jeffrey Zimmer’s continuing role at the external management company, ARMOUR Capital Management LP (“ACM”) with respect to ARR will center on areas where he has significant experience and expertise and will be conducted only in an advisory capacity with respect to ARR. Mr. Zimmer may continue as an active ACM partner to advise on day-to-day finance, lending and trading activities (e.g., capital markets, fundraising, repo lending, MBS portfolio), subject to certain restrictions, as follows. He cannot have authority to bind or commit, or ultimate decision-making authority with respect to ARR on transactions, courses of action, or material contracts, and cannot have any decision-making or supervisory authority over: (i) the financial reporting functions for ARR, including preparation of financial statements; (ii) compensation decisions for ACM employees; and (iii) employment decisions at ACM (i.e., hiring, promotions, terminations). Mr. Zimmer will not sign ARR’s SOX 302 certifications or provide management representations with respect to the SEC reporting of ARR. None of ACM’s employees will report to Mr. Zimmer.

Outside of these restrictions, Mr. Zimmer may be involved in areas and activities with respect to ACM’s business with ARR, including, but not limited to the following activities, subject to certain constraints described below:

MBS portfolio strategy: Mr. Zimmer may continue to advise on developing MBS portfolio strategy, including, participation in daily meetings and ad hoc meetings when necessary. This may include assessing relative value between securities, rate and prepayment risk issues, coupon stack and pool selection criteria, among other factors considered in managing ARR’s portfolio. He cannot execute portfolio transactions or direct others to execute portfolio transactions, although he may make recommendations and provide strategies and advice.

Capital markets: He may speak with bankers, analysts, and traders, but cannot commit the firm to any transaction or course of action on behalf of ARR. His authorized activities may include assessing common, preferred, convertible, and debt opportunities in various markets of execution including block trades, underwritten offerings and ATM transactions. He also cannot discuss Company’s forecasts, guidance or anticipated metrics with such individuals. He cannot bind, nor direct others to bind, ARR to the execution of these transactions. All such final decisions communicated to such individuals will be made by the CEO or other authorized officer of ARR.

Hedging and Financing: Mr. Zimmer may speak with bankers, analysts, and traders, but cannot commit the firm to any transaction or course of action on behalf of ARR. He may advise on hedge instruments, relationship with portfolio construction, margin requirements and relative value in instruments and tenors. Mr. Zimmer may consult on repo financing opportunities between different counterparties, financing tenors and risks in various market conditions, and counterparty risk. All such final decisions communicated to such individuals will be made by the CEO or other authorized officer of ARR.

Communication: He may advise on communications internally and externally including monthly updates, board books, and ARR presentations. He may review and assist with existing communications strategies and may develop additional approaches to enhance ARR’s investor relations. Mr. Zimmer may provide materials or information to the Board of Directors of ARR or its committees, but otherwise, Mr. Zimmer cannot authorize, deliver or send communications on behalf of ARR, either internally or externally.

In addition to his continuing role at ACM, Mr. Zimmer will serve as a special advisor to the ARR Board of Directors. In that capacity, he will be invited to Board of Directors meetings of ARR, may recommend strategies, and discuss the state of the markets, all of which may be considered by members of the Board of Directors.

Mr. Zimmer will continue to have full authority and decision-making authority with respect to ACM’s other business activities that are outside of those contemplated by the ACM-ARR management agreement or for clients or other ventures that are not ARR or its subsidiaries.